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Pricing Supplement No. 64   Dated: September 17, 2003             Rule 424(b)(3)
(To Prospectus dated January 31, 2003 and Prospectus Supplement dated February
5, 2003)    File No. 333-102373
                  This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Aggregate Principal Amount or Face Amount: $500,000,000.00

Issue Price: 100.00%

Proceeds to Company on original issuance: $499,125,000.00

Commission: $875,000.00

Agent:[ ] ABN AMRO Incorporated            [X] Wachovia Capital Markets, LLC
      [ ] Banc of America Securities LLC   [X] J. P. Morgan Securities Inc.
      [ ] Banc One Capital Markets, Inc.   [ ] Lehman Brothers Inc.
      [ ] Barclays Capital Inc.            [ ] Citigroup Global Markets Inc.
      [X] BNP Paribas Securities Corp.     [ ] Utendahl Capital Partners, L.P.
      [ ] Credit Suisse First Boston  LLC  [X] Other: Fleet Securities, Inc.
      [ ] Deutsche Bank Securities Inc.               Blaylock & Partners, L.P.
                                                      Loop Capital Markets, LLC

The Notes are being purchased by the following Agents (collectively the "Agents") in the respective amounts, as principal, at 100% of the Aggregate Principal Amount less an underwriting discount of 0.175% of the Aggregate Principal Amount of the Notes.

                Agent                               Amount
                -----                               ------
BNP Paribas Securities Corp.                     $187,500,000
J.P. Morgan Securities Inc.                       187,500,000
Fleet Securities, Inc.                             50,000,000
Wachovia Capital Markets, LLC                      50,000,000
Blaylock & Partners, L.P.                          12,500,000
Loop Capital Markets, LLC                          12,500,000
                                                 ------------
                    Total                        $500,000,000

Agent's capacity on original issuance:   [ ] As agent
                                         [x] As principal

If as principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount or Face Amount.

Form of Note: [X] Global [ ] Definitive

Original Issue Date: September 19, 2003

Stated Maturity: September 19, 2006

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates: Monthly on the 19th day of the month
First Interest Payment Date: October 20, 2003
Accrue to Pay: [X] Yes [ ] No
Indexed Principal Note: [ ] Yes (See Attached) [X] No
Type of Interest Rate: [ ] Fixed Rate [X] Floating Rate [ ] Indexed Rate
   (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 1.26%
Base Rate: [ ] CD Rate        [ ] Commercial Paper Rate
           [ ] EURIBOR        [ ] Federal Funds Rate
           [X] LIBOR          [ ] Treasury Rate
           [ ] Prime Rate     [ ] Other (See Attached)
Calculation Agent: Bank One Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus
   Supplement):
         [ ] 30 over 360        [ ] Actual over Actual
         [X] Actual over 360    [ ] Other (See Attached)

Interest Reset Dates: Monthly on the 19th day of the month
Rate Determination Dates (If other than as set forth in the Prospectus
  Supplement):
Index Maturity: One Month
Spread (+/-): + 14.0 basis points
Spread Multiplier: none
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated
   Maturity:
                  [ ] Yes (See Attached)   [X] No
Maximum Interest Rate: none
Minimum Interest Rate: none

Amortizing Note: [ ] Yes (See Attached) [X] No

Optional Redemption: [ ] Yes [X] No
         Optional Redemption Dates:
         Redemption Prices:


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         Redemption: [ ] In whole only and not in part [ ] May be in whole or in part

Optional Repayment: [ ] Yes [X] No
       Optional Repayment Dates:
       Optional Repayment Prices:

Discount Note: [ ] Yes [X] No
       Total Amount of OID:
       Bond Yield to Call:
       Bond Yield to Maturity:
       Yield to Maturity:

CUSIP: 0258M0BC2

DESCRIPTION OF THE NOTES:

         The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.

ADDITIONAL INFORMATION

         J.P. Morgan Securities Inc. ("JPMorgan") will make the Notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the Notes available to its customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.